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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                           (Amendment No. ________)*


                                   Neff Corp.
                ------------------------------------------------
                                (Name of Issuer)


                Class A Common Stock (par value $0.01 per share)
                ------------------------------------------------
                          (Title Class of Securities)


                                 --------------
                                 (CUSIP Number)



                                  May 21, 1998
                                  ------------
             Date of Event Which Requires Filing of this Statement



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [  ] Rule 13d-1(b)

     [  ] Rule 13d-1(c)

     [X]  Rule 13d-1(d)



----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.                     13G                           Page 2 of 9 Pages



--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Jorge Mas


--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) [ ]
                                                            (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States


--------------------------------------------------------------------------------
NUMBER OF      5.   SOLE VOTING POWER
                    4,702,744
SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
                    1,500,000
OWNED BY
               -----------------------------------------------------------------
EACH           7.   SOLE DISPOSITIVE POWER
                    4,702,744
REPORTING
               -----------------------------------------------------------------
PERSON         8.   SHARED DISPOSITIVE POWER
                    1,500,000
WITH

--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     6,202,744


--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]


--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     29.2%


--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*
     IN


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------

CUSIP No.                     13G                           Page 3 of 9 Pages



--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Jorge Mas Holding I Limited Partnership


--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) [ ]
                                                            (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Texas


--------------------------------------------------------------------------------
NUMBER OF      5.   SOLE VOTING POWER
                    3,702,744
SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
                    0
OWNED BY
               -----------------------------------------------------------------
EACH           7.   SOLE DISPOSITIVE POWER
                    3,702,744
REPORTING
               -----------------------------------------------------------------
PERSON         8.   SHARED DISPOSITIVE POWER
                    0
WITH

--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     3,702,744


--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]


--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     18%


--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*
     PN


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------

CUSIP No.                     13G                           Page 4 of 9 Pages



--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Santos Fund I, L.P.


--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) [ ]
                                                            (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Texas


--------------------------------------------------------------------------------
NUMBER OF      5.   SOLE VOTING POWER
                    900,000
SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
                    0
OWNED BY
               -----------------------------------------------------------------
EACH           7.   SOLE DISPOSITIVE POWER
                    900,000
REPORTING
               -----------------------------------------------------------------
PERSON         8.   SHARED DISPOSITIVE POWER
                    0
WITH

--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     900,000


--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]


--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     4.3%


--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*
     PN


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------

CUSIP No.                     13G                           Page 5 of 9 Pages



--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Santos Capital, Inc.


--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) [ ]
                                                            (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Florida


--------------------------------------------------------------------------------
NUMBER OF      5.   SOLE VOTING POWER
                    1,500,000
SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
                    0
OWNED BY
               -----------------------------------------------------------------
EACH           7.   SOLE DISPOSITIVE POWER
                    1,500,000
REPORTING
               -----------------------------------------------------------------
PERSON         8.   SHARED DISPOSITIVE POWER
                    0
WITH

--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,500,000


--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]


--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     7.1%


--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*
     CO


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------

Item 1

     (a) Name of Issuer
         Neff Corp.

     (b) Address of Issuer's Principal Executive Offices
         3750 N.W. 87th Avenue
         Miami, FL  33178

Item 2

     (a) Name of Person Filing

          The persons filing this Schedule 13G are Jorge Mas, Jorge Mas Holding I Limited Partnership (the "Partnership"), Santos Fund I, L.P. ("Santos") and Santos Capital, Inc. ("Santos Capital"). Mr. Mas is the sole general partner and limited partner of the Partnership. Mr. Mas owns a majority of the limited partnership interests of Santos and is also the sole director and stockholder of Santos Fund, Inc., the sole general partner of Santos. Mr. Mas owns a majority of the capital stock of Santos Capital and is also a director of Santos Capital.

     (b) Address of Principal Business Office or, if none, Residence

          The  principal business office for Mr. Mas is:
          3155 N.W., 77th Avenue
          Miami, FL  33122


          The principal business address for the Partnership is:
          2716 East Fifth
          Austin, TX 78702

          The principal business address for Santos and Santos Capital is:
          3750 N.W. 87th Avenue
          Miami, FL 33178

     (c) Citizenship

          Mr. Mas is a United States citizen. The Partnership and Santos are each Texas limited partnerships. Santos Capital is a Florida corporation.


     (d)  Title of Class of Securities

          Class A Common Stock, par value $0.01 per share

     (e)  CUSIP Number

          Not  applicable.

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

          Not  Applicable

Item 4. Ownership

     (a)  Amount Beneficially Owned

          Mr. Mas beneficially owns a total of 6,202,744 shares of the Class A Common Stock, par value $.01 of Neff Corp. (the "Shares"). The Partnership beneficially owns 3,702,744 Shares. Santos beneficially owns 900,000 Shares. Santos Capital beneficially owns 1,500,000 Shares.

     (b)  Percent of Class

          Mr. Mas beneficially owns 29.2% of the Class A Common Stock, par value $.01 of Neff Corp. The Partnership beneficially owns 18% of the Class A Common Stock, par value $.01 of Neff Corp. Santos beneficially owns 4.3% of the Class A Common Stock, par value $.01 of Neff Corp. Santos Capital beneficially owns 7.1% of the Class A Common Stock, par value $.01 of Neff Corp.

     (c)  Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote

               Mr. Mas, (i) as an individual, (ii) as the Partnership's sole general partner and sole limited partner and (iii) as the sole director of the sole general partner of Santos, has the sole power to direct the vote of an aggregate of 4,702,744 Shares.

          (ii) shared power to vote or to direct the vote

               Mr. Mas shares power to direct the vote of the 1,500,000 Shares beneficially owned by Santos Capital. Neither the Partnership nor Santos shares power to direct the vote of any Shares.

          (iii) sole power to dispose or to direct the disposition of

               Mr. Mas, (i) as an individual, (ii) as the Partnership's sole general partner and sole limited partner, and (iii) as the sole director of the sole general partner of Santos, has the sole power to dispose of4,702,744 Shares.

          (iv) shared power to dispose or to direct the disposition of

               Mr.  Mas  shares  power  to  dispose  of  the  1,500,000   Shares
          beneficially owned by Santos Capital. Neither the Partnership nor Santos shares power to dispose of any Shares.

Item 5. Ownership of Five Percent or Less of a Class

          Not  Applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

          Not  Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

          Not  Applicable

Item 8. Identification and Classification of Members of the Group

          Not  Applicable

Item 9. Notice of Dissolution of Group

          Not  Applicable

Item 10. Certification

          Not  Applicable


Note: Section 240.13d-102 Schedule 13G - Information to be included in statements filed pursuant to Section 240.13d-1(b), (c) and (d) and amendments thereto filed pursuant to Section 240.13d-2.

                                   SIGNATURE

     After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                 /S/Jorge Mas
                                 ------------------
                                 JORGE MAS

                                 Dated: February 16, 1999


                                 JORGE MAS HOLDING I LIMITED PARTNERSHIP


                                 By:   /s/Jorge Mas
                                       ---------------
                                 Title:Limited Partner

                                 Dated: February 16, 1999


                                 SANTOS FUND I, L.P.


                                 By:    /s/Jorge Mas
                                        --------------------------
                                 Title: President, Santos Fund Inc.

                                 Dated: February 16, 1999


                                 SANTOS CAPITAL, INC.


                                 By:    /s/Jorge Mas
                                        ------------
                                 Title: Director

                                 Dated: February 16, 1999